Exhibit 10.2
EMPLOYMENT AGREEMENT
     This Employment Agreement is entered into as of January 1, 2010 (the “Effective Date”) by and between NYMAGIC, INC., a New York corporation (together with its subsidiaries, and its and their successors and assigns, the “Company”), and Timothy McAndrew (the “Executive”).
WITNESSETH:
     WHEREAS, the Company desires to employ the Executive upon the terms and conditions set forth herein; and
     WHEREAS, the Executive desires to accept such employment with the Company and to enter into this Agreement.
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (each individually a “Party” and together the “Parties”) agree as follows:
     1. EMPLOYMENT.
          The Company agrees to employ the Executive and the Executive agrees to provide services to the Company from the Effective Date until the earlier of (i) the Termination Date and (ii) December 31, 2012 (the “Employment Term)..
     2. TITLE AND DUTIES.
          The Executive shall serve as Executive Vice President of Mutual Marine Office, Inc. and shall perform such duties and responsibilities as are assigned to him from time to time by the Company’s President and Chief Executive Officer, to whom he shall report. Such duties and responsibilities of the Executive shall be those which are customary and consistent with the Executive’s position as Executive Vice President of the Company. The Executive shall devote substantially all of his business time and attention (except for periods of vacation or absence due to illness), and his best efforts, abilities, experience, and talent to the position of Executive Vice President.
     3. COMPENSATION AND BENEFITS.
          (a) Base Compensation. During the Employment Term, the Executive shall be paid an annualized salary, payable in accordance with the regular payroll practices of the Company equal to $325,000 per annum (the “Base Salary”) which amount shall not be reduced. The Human Resources Committee of the Board of Directors of the Company (the “HR Committee”) shall review the Base Salary from time to time and in its sole and absolute discretion may, but is not obligated to, increase the Base Salary.

          (b) Incentive Bonus. During the Employment Term, the Executive shall be entitled to participate in all incentive compensation plans and programs maintained by the Company and applicable generally to senior executives of the Company in accordance with the terms thereof. Without limiting the foregoing, for each calendar year during the Employment Term, the Executive shall participate in the Company’s annual incentive plan, with a target Incentive Bonus, as defined below, of 30% of Base Salary (“Target Incentive Bonus”), and shall be eligible for an annual incentive bonus award based on the achievement of certain performance goals and objectives during the Company’s calendar year as determined in the first quarter of the calendar year by the President and Chief Executive Officer of the Company (the “President and CEO”) after consultation with the HR Committee (the “Incentive Bonus”). The achievement of any goal or objective shall be determined in the discretion of the President and CEO, after consulting with the HR Committee, and the annual Incentive Bonus shall be paid to the Executive in the calendar year following the year in which such annual Incentive Bonus was earned but no later than March 15 of such following year.
          (c) Employment Benefit Plans. During the Employment Term, the Executive shall be entitled to participate in such employee benefit plans and programs of the Company as are made available to the Company’s senior level executives or to its employees generally, as such plans or programs may be in effect from time to time and subject to the right of the Company, in its sole discretion, to modify and/or terminate any such plans at any time, including, without limitation, health, medical, dental long-term disability, profit sharing and travel accident and life insurance plans.
     4. REIMBURSEMENT OF EXPENSES.
          In addition to the compensation provided for under Section 4 hereof, the Company shall promptly reimburse the Executive for all reasonable business expenses incurred by the Executive during the Employment Term in the ordinary course of business and otherwise incurred in connection with the Executive’s fulfillment of the Executive’s professional responsibilities to the Company in accordance with the then existing policies and procedures of the Company. For purposes of satisfying Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the parties agree that the amounts reimbursed hereunder for one calendar year shall not affect the amounts reimbursed for other calendar years, and reimbursement payments, if any, shall in all events be made no later than the end of the calendar year following the calendar year in which the applicable business expense is incurred.
     5. TERMINATION BENEFITS.
          (a) Notice of Termination/Termination Date. Any termination of employment by the Company or by the Executive under this Section 5 shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of employment under the provision so indicated, and specifying a Termination Date as provided for in this Agreement (a “Notice of Termination”). The “Termination Date” shall be (i) pursuant to Section 5(c), the date of death of the Executive; (ii) pursuant to Section 5(c) if the Executive is terminated as a result of disability, the date specified in the Notice of Termination; (iii) if the Executive terminates his employment pursuant to Section 5(d), the end of the applicable ten (10) day notice period or, if earlier, the date the Executive ceases to perform services for the Company if the Executive does not give Notice of Termination or if the Company waives such notice; (iv) pursuant to Section 5(e), the date on which the Notice of Termination is given to the Executive; and (v) pursuant to Section 5(f),Section 5(g) or Section 5(h), the date specified in the applicable Notice of Termination.
          (b) Accrued Benefits. Upon the Executive’s termination of employment for any reason, the Executive shall be entitled to receive (i) Base Salary earned for services rendered by the Executive through the Termination Date which shall be paid within five (5) days of the Termination Date; (ii) any earned but unpaid bonus due the Executive for the calendar year prior to the calendar year of the Termination Date paid in accordance with the terms and conditions of such bonus plan; (iii) any unpaid expense reimbursement owed to the Executives under Section 4 which shall be paid within thirty (30) days of the Termination Date; and (iv) any amount earned, accrued and arising from the Executive’s participation in, or benefits accrued under any Company employee benefit plan or arrangement, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans and arrangements (the “Accrued Benefits”).
          (c) Termination of Employment Due to Death or Permanent Disability. The Employment Term shall be terminated immediately upon the death or disability (as such term is defined under the Company’s long-term disability plan) of the Executive. In the event of the Executive’s employment with the Company is terminated due to his death or disability, the Executive, his estate or his beneficiaries, as the case may be, shall only be entitled to the Accrued Benefits.
          (d) Voluntary Termination. The Executive may terminate his employment with the Company on his own initiative (other than on account of his death or disability) upon delivery of ten (10) business days advance written notice to the Company, which notice may be waived by the Company. If the Executive terminates his employment pursuant to the preceding sentence, or terminates his employment on his own initiative but fails to provide such written notice, the Executive shall only be entitled to the Accrued Benefits. Notwithstanding any implication to the contrary, the Executive shall not have the right to terminate his employment with the Company during the Employment Term and any voluntary termination of employment during the Employment Term in violation of this Agreement shall be considered a material breach.
          (e) Termination for Cause. If the Executive’s employment shall terminate by the Company for Cause, the Executive shall only be entitled to the Accrued Benefits.

          (f) Termination without Cause . If the Executive’s employment is terminated by the Company at any time without cause during the Employment Term, the Executive shall only be entitled to the following:
               (i) The Accrued Benefits; and,
               (ii) A lump sum cash payment equal to the sum of:
(1) the product of the number of months remaining in the Employment Term subsequent to the Termination Date times one twelfth (1/12) of the Executive’s Base Salary at the rate in effect immediately prior to the Termination Date; and,
(2) the product of (x) a fraction, the numerator of which is the number of months elapsed in the calendar year of the Executive’s Termination Date, and the denominator of which is twelve (12) months, times (y) the Executive’s Target Incentive Bonus at the Executive’s Base Salary at the rate in effect immediately prior to the Termination date (the “Pro Rata Incentive Bonus”).
          (g) Termination without Cause Prior to, on the date of, or Following a Change in Control. If the Executive’s employment is terminated by the Company at any time without cause within six (6) months prior to, on the date of, or following a Change of Control as defined below, the Executive shall only be entitled to the following:
               (i) The Accrued Benefits;
               (ii) A lump sum cash payment equal to the amount of two (2) years of Base Salary at the rate in effect immediately prior to the Termination Date (or, in the case of such a termination of employment following a Change in Control, at the highest rate in effect following such Change in Control); provided, however, that if the amount calculated under Section 5(f)(ii) would be greater than the amount calculated under this Section 5(g)(ii), the lump sum payment to be made to the Executive shall be the amount calculated under Section 5(f)(ii) with respect to such termination; and,
               (iii) The Pro Rata Incentive Bonus.
          (h) Termination by the Executive for Good Reason Following a Change of Control. If the Executive’s employment is terminated by the Executive for Good Reason (as defined below) within two (2) years following a Change of Control, the Executive shall only be entitled to the following:
               (i) The Accrued Benefits;

               (ii) A lump sum cash payment equal to the amount of two (2) years of Base Salary at the rate in effect immediately prior to the Date of Termination (or if higher, immediately prior to a reduction in Base Salary that provides the Executive with Good Reason to terminate employment); and,
               (iii) The Pro Rata Incentive Bonus (calculated, in the case of such a termination of employment following a Change in Control, at the Executive’s Base Salary in effect immediately prior to the Date of Termination (or if higher, immediately prior to a reduction in Base Salary that provides the Executive with Good Reason to terminate employment).
          (i) Cause” shall exist if: (i) the Executive willfully and materially breaches of Section 6 and Section 7 of this Agreement; (ii) the Executive is convicted of a felony or pleads guilty or nolo contendere to an offense that is a felony in the jurisdiction where committed; (iii) the Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his duties under this Agreement, resulting, in either case, in material harm to the financial condition or reputation of the Company; (iv) the Executive fails to cooperate, if requested by the Board, with any investigation or inquiry into his or the Company’s business practices, whether internal or external, including, but not limited to the Executive’s refusal to be deposed or to provide testimony at any trial or inquiry; (v) the Executive substantially and continuously refuses to perform his duties; and (vi) the Executive violates a material Company policy. For purposes of this Agreement, an act or failure to act on the Executive’s part shall be considered “willful” if it was done or omitted to be done by him not in good faith, and shall not include any act or failure to act resulting from any incapacity of the Executive. A termination for Cause shall not take effect unless the Executive shall be given written notice by the Company of its intention to terminate him for Cause, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) to be given within thirty (30) days of the Company’s learning of such act or acts or failure or failures to act. The Executive shall have twenty (20) days after the date that such written notice has been given to him in which to cure such conduct, to the extent such cure is possible. If he fails to cure such conduct, the Executive shall then be entitled to a hearing before the Board at which the Executive is entitled to appear. Such hearing shall be held within twenty-five (25) days of such notice to the Executive, provided he requests such hearing within ten (10) days of the written notice from the Company of the intention to terminate him for Cause. If, within five (5) days following such hearing, the Executive is furnished written notice by the Board confirming that, in its judgment, grounds for Cause on the basis of the original notice exist, he shall thereupon be terminated for Cause.
          (j) “Change of Control” shall mean:
               (i) the sale, transfer or other disposition for financial consideration (hereinafter “sale”) or series of integrated sales, other than by the

Company, to an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 45% or more of the then outstanding shares of common stock of the Company (the “Outstanding Company Stock”) provided, however, that (x) any acquisition by the Company or any of its affiliates, or (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, or (z) any transfer to or among any Permitted Transferee shall not constitute a Change of Control, and shall not be included in such percentage for determining whether a Change of Control has occurred hereunder;
               (ii) approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company;
               (iii) consummation of an agreement for the sale or other disposition of all or substantially all of the assets of the Company, other than to an entity in which 50% or more of either (1) the outstanding shares of common stock of such entity or (2) the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors are owned by individuals who were stockholders of the Company immediately prior to the sale or other disposition; or
               (iv) consummation of a merger of the Company with any other corporation, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Stock or its combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) immediately prior to such reorganization, merger or consolidation beneficially own, directly or indirectly, following such reorganization, merger or consolidation, 50% or more of the then outstanding shares of common stock and/or the Outstanding Voting Securities, as the case may be, of the corporation resulting form such reorganization, merger or consolidation; provided, however, that notwithstanding anything to the contrary in this Section 5(h)(i) through (iv) above, a Change of Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Outstanding Company Common Stock and/or Outstanding Company Voting Securities immediately prior to such transaction or transactions beneficially own, directly or indirectly, at least 50% of either (x) the outstanding shares of common stock of the entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions or (y) the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors, in either case, in substantially the same proportion as their ownership of the Company immediately prior to the transaction or series of transactions.
     “Permitted Transferee” shall mean (i) in the case of a natural person, such person’s spouse, children, brother and/or sister, mother, father, or other lineal descendants, or any trust formed for the benefit of such persons (hereinafter “family members”), (ii) in the case of a trust, including any voting trust, the trustees and beneficiaries of such trust, whether or not for the benefit of family members, or trusts, as part of the regular estate planning, and (iii) any estate of any of the family members.
          (k) “Good Reason” shall mean, without the Executive’s prior written consent: (i) a material reduction in the Executive’s Base Salary; (ii) the assignment to the Executive of duties materially inconsistent with the position and status of the Executive as set forth in this Agreement and/or any material diminution in the nature, status or prestige of the Executive’s title, authority, responsibilities or reporting level from that set forth in this Agreement; (iii) a failure by the Company to obtain from any successor, before any succession (including but not limited to stock or asset sale transaction) takes place, an agreement by the successor to fully assume and perform this Agreement and the obligations hereunder; or (iv) a material breach of this Agreement by the Company; provided that the events described in clauses (i) through (iv) above shall constitute Good Reason only if the Executive provides notice of the existence of Good Reason within thirty (30) days following the date that the circumstances that give rise to such event occur and the Company fails to cure such event within thirty (30) days after the receipt from the Executive of such notice.
          (l) General Release by the Executive. Notwithstanding any provision of this Agreement to the contrary, the Company’s obligations, including but not limited, to all payments and benefits pursuant to this Section 5, shall be conditioned upon the Executive’s execution and the irrevocability of a release in such form as the Company in its sole discretion deems acceptable (the “Release”). The lump sum cash payment (other than Accrued Benefits) required to be paid pursuant to Section 5(f), Section 5(g) and Section 5(h) shall be paid on the sixtieth (60th) day following the Termination Date conditioned on the Release becoming irrevocable by such sixtieth (60th) day. The Company shall provide the Release to the Executive within five (5) days of the Termination Date.
          (m) No Mitigation; No Offset. In the event of any termination of employment, the Executive shall be under no obligation to seek other employment and, amounts due the Executive under this Agreement shall not be offset by any remuneration attributable to any subsequent employment that he may obtain.
          (n) Section 409A of the Code.
               (i) To the extent required to comply with Section 409A of the Code, any payment or benefit required to be paid under this Agreement on account of termination of the Executive’s service (or any other similar term) shall be made only in connection with a “separation from service” with respect to the Executive within the meaning of Section 409A of the Code.
               (ii) In the event that the Executive is a “specified employee” (as described in Section 409A of the Code), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Section 409A of the Code, then the Company and the Executive shall cooperate in good faith to undertake any actions that would cause such payment or benefit not to constitute deferred compensation under Section 409A of the Code. In the event that, following such efforts, the Company determines (after consultation with its counsel) that such payment or benefit is still subject to the six-month delay requirement described in Section 409A(2)(b) of the Code in order for such payment or benefit to comply with the requirements of Section 409A of the Code, then no such payment or benefit shall be made before the date that is six months after the Executive’s “separation from service” (as described in Section 409A of the Code) (or, if earlier, the date of the Executive’s death). Any payment or benefit delayed by reason of the prior sentence (the “Delayed Payment”) shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.
               (iii) For purposes of applying the provisions of Section 409A of the Code to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A of the Code, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
     6. CONFIDENTIALITY: COOPERATION WITH REGARD TO LITIGATION; NON-DISPARAGEMENT; RETURN OF COMPANY MATERIALS.
          (a) Confidentiality. During the Employment Term and thereafter, the Executive shall not, without the prior written consent of the Company, disclose to anyone or make use of any Confidential Information as that term is defined in Section 6(c), except in the performance of his duties hereunder or when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) that requires him to divulge, disclose or make accessible such information. In the event that the Executive is so ordered, he shall give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such order.
          (b) Disclosure of Agreement. During the Employment Term and thereafter, the Executive shall not disclose the existence or contents of this Agreement beyond what is disclosed in the Company’s proxy statement or documents filed with the government unless and to the extent such disclosure is required by law, by a governmental agency, or in a document required by law to be filed with a governmental agency or in connection with enforcement of his rights under this Agreement. In the event that disclosure is so required, the Executive shall give prompt written notice to the

Company in order to allow the Company the opportunity to object to or otherwise resist such requirement.
          (c) Confidential Information. “Confidential Information” shall mean (i) all information concerning the business of the Company or any Subsidiary including information relating to any of its or their products, product development, trade secrets, agents, brokers, customers, suppliers, finances, and business plans and strategies, and (ii) information regarding the organization structure and the names, titles, status, compensation, benefits and other proprietary employment-related aspects of the employees of the Company and the Company’s employment practices. Excluded from the definition of Confidential Information is information (i) that is or becomes part of the public domain, other than through the breach of this Agreement by the Executive or (ii) regarding the Company’s business or industry properly acquired by the Executive in the course of his career as an executive in the Company’s industry and independent of the Executive’s employment by the Company. For this purpose, information known or available generally within the trade or industry of the Company or any Subsidiary shall be deemed to be known or available to the public. “Subsidiary” shall mean any corporation controlled directly or indirectly by the Company.
          (d) Cooperation. The Executive agrees to cooperate with the Company, during the Employment Term and thereafter (including following the Executive’s termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any affiliate, in any such action, suit, or proceeding, by providing information and meeting and consulting with the representatives of or counsel to, the Company, or any affiliate as requested; provided, however that the same does not materially interfere with his then current professional activities.
          (e) Non-disparagement. The Executive agrees that, during the Employment Term and thereafter (including following the Executive’s termination of employment for any reason) he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or its affiliates or their respective officers, directors, employees, advisors, businesses or reputations. The Company agrees that, during the Employment Term and thereafter (including following the Executive’s termination of employment for any reason) the Company will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage the Executive or his business or reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude either the Executive or the Company from making truthful statements or disclosures that are required by applicable law, regulation, or legal process.
          (f) Company Property. Upon any termination of employment, the Executive agrees to deliver to the Company any Company property and any documents, notes, drawings, specifications, computer software, data and other materials of any nature pertaining to any Confidential Information that are held by the Executive and will not take any of the foregoing, or any reproduction of any of the foregoing, that is embodied in any tangible medium of expression.
     7. PROTECTION OF THE COMPANY’S BUSINESS/ NON-SOLICITATION OF EMPLOYEES
          (a) Consideration. The Executive recognizes that the compensation provided pursuant to this Agreement is an integral portion of the consideration to be paid by the Company to the Executive.
          (b) Non-Competition. The Executive recognizes the Company’s legitimate interest in protecting, for a reasonable period of time following the termination of the Executive’s employment, the accounts of the Company and its affiliates with which the Executive will be associated during his employment. Accordingly, the Executive understands and agrees that for a period of two (2) years following the termination of the Executive’s employment for any reason, the Executive will not, directly or indirectly, (i) solicit, serve, sell to, divert, receive or otherwise handle insurance-related business with any individual, partnership, corporation or association that (A) is, or during the two-year period immediately preceding such termination, was an agent, client, customer or account of the Company’s or any affiliate with which the Executive was associated during his employment, or (B) is a person who has received a written proposal or solicitation from the Company or any of its affiliates in the two (2) years immediately preceding such termination; or (ii) solicit, place, market, accept, aid, counsel or consult in the underwriting, renewal, discontinuance or replacement of any insurance (including self-insurance) by, or handle self-insurance programs, insurance claims, risk management services or other insurance administrative or service functions for, any account of the Company or its affiliates for which he performed any of the foregoing functions during the two-year period immediately preceding such termination.
          (c) Non-solicitation. During the period beginning with the Effective Date and ending two (2) years following the termination of the Executive’s employment, the Executive shall not induce employees of the Company or its affiliates to terminate their employment; provided, however, that the foregoing shall not be construed to prevent the Executive from engaging in generic nontargeted advertising for employees generally. During such period, the Executive shall not hire, either directly or through any employee, agent or representative, any employee of the Company or any Subsidiary or any person who was employed by the Company or any Subsidiary within 180 days of such intended hiring.
          (d) Definitions. For purposes of Sections 6 and 7 all references to “the Company” shall be deemed to include NYMAGIC, INC. and its Subsidiaries. For the purposes of the covenants set forth in this Section 7, the words “directly or indirectly” as they modify a prohibited activity shall include acting as an agent, representative or employee of any enterprise, which so acts, and includes any direct or indirect participation in such acting enterprise as a material creditor, owner, lender, partner, limited partner, joint venture, or stockholder, except as a stockholder holding less than a one percent (1%) interest in a corporation whose shares are traded on a national securities exchange or quoted on Nasdaq.
          (e) Reasonableness of Restrictions. The Executive has carefully read and considered the provisions of this Section 7, and having done so, agrees that the restrictions set forth herein, including, but not limited to, the time period of the restrictions, the geographic areas of the restrictions, and the scope of the restrictions are fair and reasonable, are supported by sufficient and valid consideration, and the restrictions do not impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company and its affiliated entities, officers, directors and shareholders. The Executive acknowledges that these restrictions will not prevent him from obtaining gainful employment or cause him undue hardship; that there are numerous other employment and business opportunities available to him that are not affected by these restrictions; and that the Executive’s ability to earn a livelihood without violating such restrictions is a material condition to employment with the Company.
          (f) Legal Compliance. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 7 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties hereto that such restriction may be modified or amended by such court to render it enforceable to the maximum extent permitted by the law of that state.
          (g) Breach. In addition to whatever other rights and remedies the Company may have at equity or in law, if the Executive breaches any of the provisions contained in Sections 6 or 7, the Company (i) shall have its rights to injunctive relief under Section 8, and (ii) shall have the right to immediately terminate all payments and benefits due under this Agreement. The Executive acknowledges that such a breach of Sections 6 or 7 would cause irreparable injury and that money damages would not provide an adequate remedy for the Company; provided, however, the foregoing shall not prevent the Executive from contesting the issuance of any such injunction on the ground that no violation or threatened violation of Sections 6 or 7 has occurred.
          (h) Survival. The terms and provisions of Sections 6 and 7 shall survive the termination of this Agreement and the Employment Term.
     8. INJUNCTIVE RELIEF.
          Without intending to limit the remedies available to the Company, the Executive hereby expressly acknowledges that any breach or threatened breach by the Executive of any of the terms of this Agreement may result in significant and continuing injury to the Company, the monetary value of which would be impossible to establish. Therefore, as the Executive acknowledges that the Company has no adequate remedy at law in the event of any actual or threatened breach of any provision of this Agreement, the Company shall be entitled to injunctive relief without the necessity of posting a bond or other security or other equitable remedies in addition to any legal relief or remedies the Company may elect to pursue. The provisions of this Section 8 shall survive the termination of this Agreement.

     9. GOVERNING LAW/JURISDICTION.
          This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York without reference to principles of conflict of laws. Subject to Section 10, the Company and the Executive hereby consent to the jurisdiction of any or all of the following courts for purposes of resolving any dispute under this Agreement: (i) the United States District Court for the Southern District of New York or (ii) any of the courts of the State of New York. The Company and the Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and the Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and any defense of inconvenient forum.
     10. RESOLUTION OF DISPUTES.
          Any controversy or claim arising out of or relating to this Agreement or any breach or asserted breach hereof or questioning the validity and binding effect hereof arising under or in connection with this Agreement shall be resolved by binding arbitration to be held in New York, New York in accordance with the rules and procedures of the American Arbitration Association; provided, however, that applications for injunctive relief arising under or in connection with Section 8 shall be submitted to the federal or state courts in the State of New York. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
     11. SEVERABILITY.
          In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
     12. SURVIVORSHIP.
          The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.
     13. ASSIGNMENTS; SUCCESSORS AND ASSIGNS.
          This Agreement shall be binding upon and inure to the benefit of the Company and to the Executive and their respective heirs, successors and assigns, except that the Executive shall not have the right to delegate his obligations hereunder or to assign his rights hereunder or any interest herein. The Company and the Executive acknowledge and agree that this Agreement shall be assigned or transferred in connection with the merger, consolidation, sale, or transfer of all, or substantially all, of the assets of the Company.

     14. AMENDMENTS; WAIVERS.
          No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any Party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.
     15. NOTICES.
          Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:
if to the Company, to:
NYMAGIC, INC.
919 Third Avenue, 10th Floor
New York, NY 10022
Attn: General Counsel
if to the Executive, to:
Timothy McAndrew
8 Dogwood Lane
Ho Ho Kus, NJ 07423
All such notices, requests, consents and other communications shall be deemed to have been delivered and received (a) in the case of personal delivery or delivery by telecopy, on the date of such delivery (or, if such date is not a business day, then on the next business day), (b) in the case of dispatch by nationally-recognized overnight courier, on the next business day following such dispatch and (c) in the case of mailing, on the third business day after the posting thereof.
     16. EFFECT OF AGREEMENT ON OTHER BENEFITS.
          Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to preclude, prohibit or restrict the Executive’s participation in any other employee benefit or other plans or programs in which the Executive currently participates.

     17. HEADINGS AND CONSTRUCTION.
          The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
     18. ENTIRE AGREEMENT.
          This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and, as of the Effective Date, supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.
     19. WITHHOLDING.
          The compensation provided to the Executive pursuant to this Agreement shall be subject to any withholdings and deductions required by any applicable tax laws.
     20. COUNTERPARTS.
          This Agreement may be executed in two or more counterparts.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

NYMAGIC, INC.
By:	/s/ A. George Kallop

THE EXECUTIVE

/s/ Timothy McAndrew
Timothy McAndrew

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